Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Energy Future Holdings Reports Fourth Quarter and Full Year 2009 Results

DALLAS – February 19, 2010 – Energy Future Holdings Corp. (EFH) today reported consolidated financial results for the fourth quarter and year ended December 31, 2009. The full year results were reported in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) this morning.

“We had solid operational and record safety performance in 2009 and completed the construction of our new Sandow 5 and Oak Grove 1 coal units on time and on budget,” said John Young, CEO, Energy Future Holdings. “While the economic environment remains challenging, I believe Texas is positioned for future growth.”

Fourth Quarter GAAP Results

For the fourth quarter 2009, EFH reported consolidated net income attributable to EFH Corp. (in accordance with GAAP) of $137 million compared to a reported net loss of $8.855 billion for the fourth quarter 2008. The fourth quarter 2009 reported net income included (all after tax) $330 million in unrealized commodity-related mark-to-market net gains largely related to positions in EFH’s long-term hedging program (discussed further below), $110 million in unrealized mark-to-market net gains on interest rate swaps entered into to hedge interest expense, a $56 million debt extinguishment gain resulting from a fourth quarter 2009 debt exchange and a $14 million reversal of an outsourcing transition liability recorded in purchase accounting due to a shorter than planned transition period. These items were partially offset by a noncash impairment charge of $22 million for the carrying value of land expected to be sold in 2010.

The fourth quarter 2008 reported net loss included (all after tax) noncash impairment charges of $8.860 billion to write down goodwill, $310 million to write down the trade name intangible asset and $147 million to write down the carrying value of the natural gas-fueled generation plants, and $983 million in unrealized mark-to-market net losses on interest rate swaps. These items were partially offset by $1.642 billion (after tax) in unrealized mark-to-market net gains related to commodity positions.

Fourth Quarter Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the fourth quarter 2009 totaled a net loss of $351 million compared to a net loss of $367 million for the fourth quarter 2008. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for the fourth quarter 2009 and 2008, see Tables A1 and A2.

Fourth quarter 2009 results from the competitive business improved $39 million (after tax) as compared to fourth quarter 2008. The increase reflected (all after tax) an $87 million improvement in contribution margin driven by favorable results from asset management and the retail business, the output from the new generation units, lower amortization of intangible assets arising from purchase accounting and lower purchased power costs during unplanned plant outages. Adding to the increase in contribution margin was an $18 million improvement in the effective income tax rate due to lower interest rates applied to uncertain tax positions. Offsetting factors included a $22 million increase in depreciation reflecting the placement in service of the Sandow 5 and Oak Grove 1 lignite-fueled generation units and related mining assets and ongoing investment in the generation fleet, an $11 million increase in interest expense primarily due to lower capitalized interest and an $11 million reduction in other income due to insurance proceeds received in 2008 related to a mining equipment claim. Other offsetting factors included an $8 million increase in operating costs due to the new generation units, an $8 million increase related to marketing and employee related expenses, a $6 million increase in amortization of retail intangible assets arising from purchase accounting and a $4 million increase in retail bad debt expense.

Fourth quarter 2009 results related to the regulated business declined $23 million (after tax) as compared to fourth quarter 2008, including a $1 million decrease in net income attributable to Oncor noncontrolling interests arising from the November 2008 sale of a 20% interest. The $24 million after-tax decrease in earnings of the regulated business reflected (all after tax) $31 million in higher costs reflecting amortization of regulatory assets (primarily costs related to storm recovery and retirement benefits) approved for rate recovery, expenses associated with advanced meters and higher transmission fees and $19 million in higher depreciation reflecting infrastructure investment and higher depreciation rates. The higher amortization and depreciation resulted from findings in Oncor’s September 2009 final rate order. These cost increases were partially offset by $26 million in higher revenues driven by rate increases including tariffs approved in the September 2009 rate order.

Full Year GAAP Results

For the twelve months ended (full year) December 31, 2009, EFH reported consolidated net income attributable to EFH Corp. (in accordance with GAAP) of $344 million compared to a reported consolidated net loss of $9.838 billion for the full year 2008. The full year 2009 reported net income included (all after tax) $788 million in unrealized mark-to-market net gains related to commodity positions, $452 million in unrealized mark-to-market net gains on interest rate swaps and the $56 million debt extinguishment gain resulting from the fourth quarter 2009 debt exchange. These items were partially offset by noncash impairment charges of $90 million to finalize the estimated goodwill charge recorded in 2008 and $22 million related to the land value write down.

The full year 2008 reported net loss included (all after tax) the fourth quarter goodwill, trade name and natural gas-fueled generation plants impairment charges discussed above, $322 million for the impairment of sulfur dioxide and nitrogen oxide emissions allowances and $960 million in unrealized mark-to-market net losses on interest rate swaps, partially offset by $1.5 billion in unrealized mark-to-market net gains related to commodity positions.

Full Year Adjusted (Non-GAAP) Operating Results

Adjusted (non-GAAP) operating results for the full year 2009 totaled a net loss of $852 million compared to a net loss of $876 million for the full year 2008. For a reconciliation of reported GAAP results to adjusted (non-GAAP) operating results for full year 2009 and 2008, see Tables A3 and A4.

Full year 2009 results from the competitive business improved $121 million (after tax) as compared to full year 2008. The increase reflected (all after tax) a $287 million improvement in contribution margin driven by favorable results from asset management and the retail business, lower purchased power costs during unplanned plant outages, lower amortization of intangible assets arising from purchase accounting, higher output from the nuclear-fueled generation units driven by the effect of two nuclear unit refueling outages in 2008 versus one in 2009, the output from the new generation units and the effect on the retail business of Hurricane Ike in 2008. Offsetting factors included $66 million in higher net interest expense driven by increased amortization of interest rate hedge losses, a $32 million increase in costs related to the transition of outsourced services and the new retail customer care system, a $26 million increase in depreciation reflecting the new lignite-fueled generation facilities and ongoing investment in the generation fleet, $25 million in higher amortization of retail intangible assets arising from purchase accounting, $23 million in higher retail bad debt expense due to customer losses, new system conversion and general economic conditions and $18 million in higher operating costs related to the new generation units.

Full year 2009 results related to the regulated business declined $97 million (after tax) as compared to full year 2008, including a $53 million increase in net income attributable to the 20% Oncor noncontrolling interests. The $44 million after-tax decrease in earnings of the regulated business reflected (all after tax) $71 million in higher costs reflecting higher transmission fees, amortization of regulatory assets approved for rate recovery and expenses associated with advanced meters and $42 million in higher depreciation driven by infrastructure investment. The higher amortization and depreciation was based on Oncor’s September 2009 final rate order. Partially offsetting these cost increases was $71 million in higher revenues driven by rate increases including tariffs approved in the September 2009 rate order.

Long-Term Hedging Program

The EFH long-term hedging program is designed to reduce exposure to changes in future electricity prices due to changes in the price of natural gas. Under the program, subsidiaries of EFH have entered into market transactions involving natural gas-related financial instruments. As of December 31, 2009, these subsidiaries have sold forward approximately 1.6 billion MMBtu of natural gas (equivalent to the natural gas exposure of approximately 200,000 GWh at an assumed 8.0 market heat rate) for the period January 1, 2010 through December 31, 2014 at weighted average annual hedge prices ranging from $7.80 per MMBtu to $7.19 per MMBtu. These forward natural gas sales include related put and call transactions (referred to as collars), primarily for year 2014 of the program, that effectively hedge natural gas prices within a range. Collars represented approximately 6% of the positions in the long-term hedging program at December 31, 2009, with the approximate weighted average strike prices under the collars being a floor of $7.80 per MMBtu and a ceiling of $11.75 per MMBtu. For the period beginning January 1, 2010 and ending December 31, 2014, and taking into consideration the estimated portfolio impacts of forward retail and wholesale power sales, the hedging transactions result in EFH having effectively hedged an estimated 68% of the natural gas price exposure related to its expected generation output for such period (on an average basis for such period and assuming an 8.0 market heat rate).

Based on the size of the long-term hedging program as of December 31, 2009, a $1.00/MMBtu change in natural gas prices across the hedged period would result in the recognition by EFH of up to approximately $1.6 billion in pretax unrealized mark-to-market gains or losses. The effects of changes in forward natural gas prices on the values of positions in the program are reflected in net income (GAAP) as discussed above. Reported unrealized mark-to-market net gains (pretax) associated with the long-term hedging program totaled $548 million and $1.107 billion for fourth quarter and full year 2009, respectively, reflecting declines in forward natural gas prices. Given the volatility of natural gas prices, it is not possible to predict future reported unrealized mark-to-market net gains or losses and the actual net gains or losses that will ultimately be realized upon settlement of the hedge positions in future years. If natural gas prices at settlement are lower than the prices of the hedge positions, the hedges are expected to mitigate the otherwise negative effect on earnings of lower wholesale electricity prices. However, if natural gas prices at settlement are higher than the prices of the hedge positions, the hedges are expected to dampen the otherwise positive effect on earnings of higher wholesale electricity prices and will in this context be viewed as having resulted in an opportunity cost. The cumulative unrealized mark-to-market net gain (pretax) related to positions in the long-term hedging program totaled $871 million and $1.978 billion at December 31, 2008 and 2009, respectively.

Additional Information

Additional information, including the calculation of Adjusted EBITDA, one of the key metrics used for purposes of certain covenants contained in the EFH Senior Notes and Senior Secured bond indentures, is available in the EFH Form 10-K on the EFH website at www.energyfutureholdings.com.

Investor Call

EFH will host a conference call to discuss its fourth quarter and full year 2009 results with its investors on Friday, February 19, 2010 at 10:00 a.m. Central (11:00 a.m. Eastern). The telephone number to participate in the conference call is (888) 825-4458 in the United States and Canada and (973) 638-3323 internationally, with conference code 50730302. The teleconference also will be webcast live in the Investor Relations section on EFH’s website.

* * *

About Energy Future Holdings

EFH is a Dallas-based energy holding company, with a portfolio of competitive and regulated energy subsidiaries, primarily in Texas, including TXU Energy, Luminant and Oncor. TXU Energy is a competitive retailer that provides electricity and related services to more than 2 million electricity customers in Texas. Luminant is a competitive power generation business, including mining, wholesale marketing and trading, construction and development operations. Luminant has 17,500 MW of generation in Texas, including 2,300 MW fueled by nuclear power and 7,200 MW fueled by coal. An additional 800 MW of coal-fueled generation capacity is under construction and expected to begin commercial operation in 2010. Luminant is also the largest purchaser of wind-generated electricity in Texas and fifth largest in the United States. Oncor is a regulated electric distribution and transmission business that uses superior asset management skills to provide reliable electricity delivery to consumers. Oncor operates the largest distribution and transmission system in Texas, providing power to more than three million electric delivery points over more than 102,000 miles of distribution and 15,000 miles of transmission lines. While Oncor is a subsidiary of EFH Corp., Oncor reports to a separate and independent board.

Forward Looking Statements

This release contains forward-looking statements, which are subject to various risks and uncertainties. Discussion of risks and uncertainties that could cause actual results to differ materially from management’s current projections, forecasts, estimates and expectations is contained in EFH’s filings with the SEC. In addition to the risks and uncertainties set forth in EFH’s SEC filings, the forward-looking statements in this release regarding the company’s long-term hedging program could be affected by, among other things: any change in the ERCOT electricity market, including a regulatory or legislative change, that results in wholesale electricity prices not being largely correlated to natural gas prices; any decrease in market heat rates as EFH’s long-term hedging program generally does not mitigate exposure to changes in market heat rates; the unwillingness or failure of any hedge counterparty or the lender under the company’s collateral revolving credit facility to perform its obligations; or any other unforeseen event that results in the inability to continue to use a first lien to secure a substantial portion of the hedges under EFH’s long-term hedging program.

-END-

Investor Relations:	Corporate Communications:
Bill Huber 214.812.2480	Lisa Singleton 214.812.5049

Tables

Table A1: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

Fourth Quarter 2009; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	2,180	31 [a]	2,211
Fuel, purchased power costs and delivery fees	(707)	(35)[a]	(742)
Net gain (loss) from commodity hedging and trading activities	733	(509)[a]	224
Operating costs	(427)	—	(427)
Depreciation and amortization	(467)	—	(467)
Selling, general and administrative expenses	(276)	—	(276)
Franchise and revenue-based taxes	(100)	—	(100)
Other income	132	(108)	24
Other deductions	(47)	34	(13)
Interest income	15	—	15
Interest expense and related charges	(776)	(169)[b]	(945)

Income (loss) before income taxes and noncontrolling interests	260	(756)	(496)
Income tax (expense) benefit	(113)	268 [c]	155

Net income (loss)	147	(488)	(341)
Net income attributable to noncontrolling interests	(10)	—	(10)

Net income /adjusted (non-GAAP) operating loss to EFH	137	(488)	(351)

[a]

These adjustments total $513 million and represent unrealized mark-to-market net gains on commodity positions, including $548 million in net gains related to the long-term hedging program and $35 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net losses on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A2: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

Fourth Quarter 2008; $ millions

	GAAP Results	Adjustments		Adjusted Operating Results
Operating revenues	2,364	113	[a]	2,477
Fuel, purchased power costs and delivery fees	(728)	(77)[a]		(805)
Net gain (loss) from commodity hedging and trading activities	2,432	(2,586)[a]		(154)
Operating costs	(383)	—		(383)
Depreciation and amortization	(393)	—		(393)
Selling, general and administrative expenses	(245)	—		(245)
Franchise and revenue-based taxes	(104)	—		(104)
Impairment of goodwill	(8,860)	8,860		—
Other income	37	—		37
Other deductions	(718)	712		(6)
Interest income	5	—		5
Interest expense and related charges	(2,431)	1,512	[b]	(919)

Income (loss) before income taxes and noncontrolling interests	(9,024)	8,534		(490)
Income tax (expense) benefit	9	125	[c]	134

Net income (loss)	(9,015)	8,659		(356)
Net income (loss) attributable to noncontrolling interests	160	(171)		(11)

Net loss/adjusted (non-GAAP) operating loss to EFH	(8,855)	8,488		(367)

[a]

These adjustments total $2.550 billion and represent unrealized mark-to-market net gains on commodity positions, including $2.556 billion in net gains related to the long-term hedging program and $6 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A3: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

Full Year 2009; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	9,546	166 [a]	9,712
Fuel, purchased power costs and delivery fees	(2,878)	(114)[a]	(2,992)
Net gain (loss) from commodity hedging and trading activities	1,736	(1,277)[a]	459
Operating costs	(1,598)	—	(1,598)
Depreciation and amortization	(1,754)	—	(1,754)
Selling, general and administrative expenses	(1,068)	—	(1,068)
Franchise and revenue-based taxes	(359)	—	(359)
Impairment of goodwill	(90)	90	—
Other income	204	(131)	73
Other deductions	(97)	59	(38)
Interest income	45	—	45
Interest expense and related charges	(2,912)	(696)[b]	(3,608)

Income (loss) before income taxes and noncontrolling interests	775	(1,903)	(1,128)
Income tax (expense) benefit	(367)	707 [c]	340

Net income (loss)	408	(1,196)	(788)
Net income attributable to noncontrolling interests	(64)	—	(64)

Net income/adjusted (non-GAAP) operating loss to EFH	344	(1,196)	(852)

[a]

These adjustments total $1.225 billion and represent unrealized mark-to-market net gains on commodity positions, including $1.107 billion in net gains related to the long-term hedging program and $118 million in net gains associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table A4: Consolidated: Reconciliation of GAAP results to adjusted (non-GAAP) operating results

Full Year 2008; $ millions

	GAAP Results	Adjustments	Adjusted Operating Results
Operating revenues	11,364	(42)[a]	11,322
Fuel, purchased power costs and delivery fees	(4,595)	(6)[a]	(4,601)
Net gain (loss) from commodity hedging and trading activities	2,184	(2,281)[a]	(97)
Operating costs	(1,503)	—	(1,503)
Depreciation and amortization	(1,610)	—	(1,610)
Selling, general and administrative expenses	(957)	—	(957)
Franchise and revenue-based taxes	(363)	—	(363)
Impairment of goodwill	(8,860)	8,860	—
Other income	80	—	80
Other deductions	(1,301)	1,263	(38)
Interest income	27	—	27
Interest expense and related charges	(4,935)	1,477 [b]	(3,458)

Income (loss) before income taxes and noncontrolling interests	(10,469)	9,271	(1,198)
Income tax (expense) benefit	471	(138)[c]	333

Net income (loss)	(9,998)	9,133	(865)
Net income (loss) attributable to noncontrolling interests	160	(171)	(11)

Net loss/adjusted (non-GAAP) operating loss to EFH	(9,838)	8,962	(876)

[a]

These adjustments total $2.329 billion and represent unrealized mark-to-market net gains on commodity positions, including $2.588 billion in net gains related to the long-term hedging program and $259 million in net losses associated with other hedging and trading activities and derivative commodity contracts that are marked-to-market.

[b]	Represents unrealized mark-to-market net gains on interest rate swap transactions.
[c]	Reflects statutory federal and state income tax rate of 35.6%, except for the interest expense adjustment, which is tax-affected at the 35.0% federal rate.

Table B: Financial definitions

Term	Definition
GAAP	Generally accepted accounting principles.

Adjusted (non-GAAP) Operating Results	Net income (loss) adjusted for items representing income or losses that are not reflective of underlying operating results. These items include unrealized mark-to-market gains and losses, noncash impairment charges and other charges, credits or gains that are unusual or nonrecurring. EFH uses adjusted (non-GAAP) operating results as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both net income (loss) prepared in accordance with GAAP and adjusted (non-GAAP) operating earnings (losses).

Adjusted EBITDA (non-GAAP)	EBITDA adjusted to exclude interest income, noncash items, unusual items, income from discontinued operations and other adjustments allowable under the EFH Senior Notes bond indenture. Adjusted EBITDA plays an important role in respect of certain covenants contained in the EFH Senior Notes. Adjusted EBITDA is not intended to be an alternative to GAAP results as a measure of operating performance or an alternative to cash flows from operating activities as a measure of liquidity or an alternative to any other measure of financial performance presented in accordance with GAAP, nor is it intended to be used as a measure of free cash flow available for EFH’s discretionary use, as the measure excludes certain cash requirements such as interest payments, tax payments and other debt service requirements. Because not all companies use identical calculations, Adjusted EBITDA may not be comparable to similarly titled measures of other companies. See EFH’s filings with the SEC for a detailed reconciliation of EFH’s net income prepared in accordance with GAAP to Adjusted EBITDA.

Competitive Business	Refers to the combined results of the Competitive Electric segment and Corp. & Other.

Contribution Margin (non-GAAP)	Operating revenues less fuel, purchased power costs and delivery fees, plus or minus net gain (loss) from commodity hedging and trading activities, which on an adjusted (non-GAAP) basis, exclude unrealized gains and losses.

EBITDA (non-GAAP)	Net income before interest expense and related charges and income tax expense (benefit) plus depreciation and amortization.

Regulated Delivery Segment	Refers to the results of the Regulated Delivery segment, which consists of Oncor.